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AGREEMENT, as of December 27, 1998 between INTERALLIED RESTAURANT GROUP, INC.
("Seller"), having an address at 125 Jackson Avenue, New Windsor, New York 12553, and H&H MANAGEMENT, LLC ("Purchaser"), having its principal place of business at 708 Third Avenue, New York, New York 10017.

                              W I T N E S S E T H

         WHEREAS, Seller is the owner of 51 Units of Interallied Restaurant Group of Buffalo, LLC ("Company") and of certain right, title and Interest as a member of the Company; and

         WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, Seller's 51 Units in the Company and all of Seller's right, title and interest as a member of the Company;

         NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties agree as follows:

         1. Purchase and Sale of Units and Right, Title and Interest: Seller hereby sells, and Purchaser hereby purchases, all of Seller's 51 Units in the Company and all of Seller's right, title and interest as a member of the Company.

         2. Purchase Price:

         (a) The Purchase Price is (i) $161,449.00 (ii) plus the Contingent Purchase Price (as defined In paragraph 3 below).

         (b) The Purchase Price is payable as follows:

                  (i) concurrent with the execution of this Agreement, Purchaser shall pay to Seller $100,000.00 by certified or bank check;

                  (ii) concurrent with the execution of this Agreement, Purchaser shall deliver to Seller a promissory note in the amount of $61,449.00 in the form annexed hereto as Exhibit A, and a UCC-1 and Security Agreement in the forms annexed hereto as Exhibit B.

                  (iii) within ninety days of each of the years ending 1999, 2000, 2001, 2002 and 2003, Purchaser shall pay to Seller the portion, if any, of the Contingent Purchase Price arising from the year last expired (the "Annual Contingent Purchase Price Payment")

         3. Contingent Purchase Price:

         (a) The Contingent Purchase Price shall be the lesser of (i) $68,051 or
(ii) the sum of the Annual Contingent Purchase Price Payments.



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         (b) Annual Contingent Purchase Price Payments to be paid in reduction of the Contingent Purchase Price shall be determined as follows:

                  (i) For each of the Company's fiscal years, 1999 through 2003 inclusive and specifically to the exclusion of all other fiscal years of the Company, the Purchaser shall calculate the Company's EBITDA for the fiscal year just completed (the "Annual EBITDA") Annual EBITDA is defined, for purposes of this Agreement, as the fiscal year earnings of the Company before deducting interest expense, income based taxes, depreciation and amortization.

                  (ii) the Purchaser shall determine the amount which is the product derived by multiplyinq the Annual EBITDA by 5.5.

                  (iii) the Purchaser shall determine the amount of debt and current liabilities (less current assets) owed by the Company at the close of the fiscal year and subtract it from the amount determined under Section 3(b)(ii) above, the resultant amount being the "Gross Value Amount".

                  (iv) the Purchaser shall calculate fifty-one (51%) percent of the Gross Value Amount, the resultant amount being the "Seller's Gross Value Amount".

                  (v) the Purchaser shall subtract the sum of (a) $161,449.00 and (b) the sum of all previous Annual Contingent Purchase Payments, from the Seller's Gross Value Amount which remainder, if any, shall constitute the Annual Contingent Purchase Price Payment.

         (c) In each of the fiscal years 1999 through 2003 inclusive Purchaser warrants that as the majority member of the Company, it shall not allow the management fees paid by the Company to exceed three (3%) percent of Gross Revenues.

         (d) Purchaser further warrant that during the fiscal years 1999 through 2003 inclusive it shall use commercially reasonable standards in the operation of the Company.

         (e) Purchaser shall forward its calculation of each Annual Contingent Purchase Price Payment to Seller within sixty days of each of the year's end. Purchaser's calculation of each Annual Contingent Purchase Price Payment shall be binding upon Seller unless, within five days of Seller's receipt of said calculation, Seller sends written notice to Purchaser that it does not agree with said calculation. In such event, Seller may have its accountant review the books and records of the Company at Seller's own expense. If Seller's accountant determines that the

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Annual Contingent Purchase Price Payment does not exceed Purchaser's calculation by more than ten (10%) percent, the parties shall split the difference. If Seller's accountant determines that the Annual Contingent Purchase Price Payment exceeds Purchaser's calculation by 10%, the parties shall each appoint an accountant, and the two accountants shall then appoint a third, independent accountant to determine the Annual Contingent Purchase Price Payment. The cost of the third accountant shall be shared equally by Seller and Purchaser and said accountant's determination shall be binding.

         4. Closing: The closing shall take place by mail. At the closing, Seller shall convey to Purchaser, by all necessary documents, its 51 Units in the Company and all of its right, title and interest as a member of the Company, and Purchaser shall deliver to Seller $100,000.00 by certified or bank check, the promissory note for $61,449.00, the UCC-1 and Pledge Agreement.

         5. Legal Fees: At the closing, Seller shall pay $1,000 to Purchaser towards legal fees and related costs for the preparation of this agreement and the closing documents associated with this transaction.

         6. Auditing Fees: Seller shall be solely responsible for all auditing fees, if any, arising from its ownership of 51 units in the Company during 1998, and thereafter arising from its sale of 51 units in the Company to Purchaser.

         7. Releases:

         (a) Purchaser hereby releases, and shall indemnify and hold harmless, Seller and the Company from any and all claims Seller may have, if any, to the amount of approximately $11,000 currently reflected on the books of the Company as due to Seller.

         (b) In addition to the above stated release and indemnification, each of the parties hereto hereby releases and holds harmless the other from any claim of any nature whatsoever, except as to those claims which may arise in enforcing the terms of this Agreement.

         8. Additional Assurances: The parties hereto agree to take such further actions, and to execute, acknowledge and deliver such additional documents as may be reasonably requested by the other party hereto in order to effectuate the purpose and terms and provisions of this Agreement.

         9. Notices: Any notice requested or permitted to be given any party under this Agreement shall be in writing and shall be deemed to be given when sent by facsimile and first class mail and addressed as follows:


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         (a)     To Seller:      Interallied Restaurant Group,
                                 Inc.
                                 Attn: Mr. Ira Keeperman
                                 125 Jackson Avenue
                                 New Windsor, New York 12553
                                 Fax: (914) 497-3939

         (b)     To Purchaser:   H&H Management, LLC
                                 708 Third Avenue
                                 New York, New York 10017
                                 Fax: (212) 983-8415

         10. Modification: This Agreement may not be modified or terminated other than by a writing signed by the party against whom enforcement of the modification or termination is sought.

         11. Waiver: This Agreement shall not be affected by any delay, or full or partial waiver or release by either party of any right hereunder.

         12. Binding Effect: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

         13. Severability: In the event that any part of this Agreement shall for any reason be held to be invalid or unenforceable in any respect, the balance of this Agreement shall remain in full force and effect.

         14. Governing Law: This Agreement shall be governed and construed in accordance with the laws of the State of New York.

         15. Counterparts: This Agreement may be signed in counterparts.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INTERALLIED RESTAURANT GROUP, INC.           H&H MANAGEMENT, LLC


BY: /s/Ira Keeperman                         BY: /s/Howard Freedman
    ---------------------------                  -------------------------------
       Ira Keeperman, President                     Howard Freedman,
                                                    Managing Member

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                                PROMISSORY NOTE

$61,449.00                                               As of December 27, 1998

         FOR VALUE RECEIVED, H&H Management, LLC, a New York limited liability company ("Maker"), having an address at 708 Third Avenue, New York, New York 10017, hereby promises to pay to the order of INTERALLIED RESTAURANT GROUP, INC. ("Payee"), the principal sum of $61,449.00, together with interest at the rate of ten (10%) percent per annum, in sixteen (16) monthly installments, inclusive of interest, each in the amount of $4,061.81. The first installment shall be due and payable on February 1, 1999, and installments shall be due and payable monthly and consecutively thereafter, on the 1st day of each month, to and including May 1, 2000.

         Payment of this Note shall be made to Payee at 125 Jackson Avenue, New Windsor, New York 12553, or at such other place as the holder hereof may designate in writing,

         This Note is secured by that certain Security Agreement of even date herewith.

         Upon the happening of any of the following events: Maker shall fail to make any payment of principal or interest on this Note when due; if a petition in bankruptcy is filed by or against Maker, or any proceeding under any bankruptcy or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, receivership, composition or extension is commenced by or against Maker, then, and in any such event, the entire principal amount of this Note and all interest accrued and unpaid hereon shall become immediately due and payable without demand or notice. After this Note becomes due, at stated maturity, or on acceleration, any unpaid balance hereof shall bear interest from the date it becomes due until paid at the highest rate permitted by law.

         Maker shall have the right to prepay this Note in whole at any time or in part from time to time, without penalty, provided that on each prepayment Maker shall pay accrued interest on the principal amount so prepaid to the date of such prepayment, and each partial prepayment shall be applied to the installments of this Note in the inverse order of their stated maturities. All prepayments shall at least $1,000 in principal.

         Maker hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest, and any or all other notices or demands in connection with this Note. The liability of Maker shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the Payee, including but not limited to any extension of time, renewal, waiver or other modification. Any failure of Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time.

         In any litigation to enforce or collect this Note, Maker waives the right to interpose any set-off, counterclaim or defense of any kind or nature. In the event of litigation between Payee and Maker over any matter connected with this Note or resulting from transactions hereunder, the right to a trial by jury is waived by Maker. Maker agrees that if an attorney is retained by Payee to enforce or collect this Note, and the Note is successfully enforced or collected, then Payee's reasonable attorneys' fees, costs and expenses shall be paid by Maker.

         This Note shall be governed and construed in accordance with the laws of the State of New York.


                                   H&H MANAGEMENT, LLC


                                   By: __________________________________
                                        Howard Freedman, Managing Member